Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), effective as of October 29, 2018, is made by and between AXOGEN CORPORATION, a Delaware corporation ("AXOGEN" or "Employer"), and Maria Martinez ("Employee")  (collectively, the "Parties").

RECITALS:

A.         WHEREAS, AXOGEN believes it is in its best interest to employ Employee, and Employee desires to be employed by AXOGEN; and

B.         WHEREAS, AXOGEN and Employee desire to set forth the terms and conditions on which Employee shall be employed by and perform duties on behalf of AXOGEN.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by this Agreement, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.         Employment. AXOGEN hereby employs Employee, and Employee hereby accepts such employment, beginning October 29, 2018, all upon the terms and conditions set forth in this Agreement, including those set forth in the attached Schedules and Exhibits.

(a)         Duties of Employee. The duties of Employee are set forth on Schedule 1 of this Agreement, which is attached hereto and incorporated herein by reference.

(b)         Compensation and Benefits. The compensation and benefits to which Employee may be entitled pursuant to this Agreement are set forth on Schedule 2 of this Agreement, which is attached hereto and incorporated herein by reference.

2.          Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement. Contemporaneously with the execution and delivery of this Agreement, Employee shall enter into a Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation attached hereto as Exhibit "A" to this Agreement which shall be incorporated herein by reference.

3.        Termination.

(a)         At-will. Either AXOGEN or Employee may terminate this Agreement at any time during the course of Employee's employment and for any reason, upon giving written notice to the other party. Employer shall have no further liability or obligation to Employee other than to pay for services rendered through Employee's last date of employment. If Employee elects to terminate this Agreement and provides Employer with any notice period prior to the date of termination, Employer may elect to terminate this Agreement immediately thereon and incur no further obligation to Employee other than for wages worked through the date of termination of this Agreement. It is the intention of the Parties that at all times this shall be an at-will employment relationship during the course of Employee's employment with Employer. Nothing contained in this Agreement shall be deemed or construed to create a contractual relationship between the Parties for a specific duration of time.

(b)         Death. In the event of the death of the Employee, this Agreement shall terminate on the date of Employee's death, without any liability to or upon the Employer other than to pay for services rendered prior to the date of the Employee's death.

(c)         Permanent Disability. For purposes of this Agreement, the term "Permanent Disability" shall mean a physical or mental incapacity of Employee, which renders Employee unable to perform Employee's duties pursuant to this Agreement, and which shall continue for ninety (90) consecutive days or one hundred and eighty (180) days during any twelve-month period. If AXOGEN or Employee terminates Employee's employment by reason of Permanent Disability of Employee, this Agreement shall terminate immediately upon written notice by AXOGEN to Employee, or the date Employee gives notice to terminate employment to AXOGEN, without any liability to or upon the Employer other than to pay for services rendered through the termination date.

4.        Change in Control.

(a)         Definition. For the purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

(i)         any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), who holds less than twenty percent (20%) of the combined voting power of the securities of AXOGEN or its parent company AxoGen, Inc. ("INC."), becomes the "beneficial owner'' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AXOGEN or INC. representing fifty percent (50%) or more of the combined voting power of the securities of either AXOGEN or INC. then outstanding; or

(ii)        during any period of twenty-four (24) consecutive months, individuals, who, at the beginning of such period constitute all members of the Board of Directors of INC. (the "Board") and cease, for any reason, to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of the period was either nominated for election by, or approved by a vote of, at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iii)       AXOGEN or INC. consolidates or merges with another company, and AXOGEN or INC. is not the continuing or surviving corporation, provided, however, that any consolidation or merger whereby INC. continues as the majority holder of AXOGEN securities or a merger or consolidation of AXOGEN and INC. will not constitute a Change in Control; or

(iv)       shares of AXOGEN's or INC.'s common stock are converted into cash, securities, or other property, other than by a merger of AXOGEN or INC., pursuant to Section 5(a)(iii), in which the holders of AXOGEN's or INC.'s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger; or

(v)         AXOGEN or INC. sells, leases, exchanges, or otherwise transfers all, or substantially all, of its assets (in one transaction or in a series of related transactions), provided, however, that any such transaction related to AXOGEN whereby INC. continues as the majority holder of AXOGEN securities or INC. is the sole other party to the transaction, will not constitute a Change in Control; or

(vi)        the holders of AXOGEN's or INC.'s stock approve a plan or proposal for the liquidation or dissolution of AXOGEN or INC.

(b)        Severance.

(i)         Termination in Connection with a Change of Control. In the event of Employee's termination of employment by AXOGEN without Substantial Cause (as defined below) upon or within one hundred and eighty (180) days following a Change in Control or by Employee for Good Reason (as defined below), Employee will be entitled to a severance payment consisting of: (A) twelve (12) months of Employee's base salary; and (B) an amount equal to any bonuses paid to Employee during the twelve (12) month period prior to Employee's termination of employment. For purposes of this Agreement, "Substantial Cause" means:

(A) the commission by Employee of any act of fraud, theft, or embezzlement;

(B) any material breach by Employee of this Agreement, provided that AXOGEN shall have first delivered to Employee written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that Employee shall have failed to cure or substantially mitigate such breach within ten (10) days after receiving such written notice; provided, however, that if such breach is not susceptible of cure or substantial mitigation within ten (10) days, Employee shall have a reasonable time thereafter to cure or substantially mitigate such breach;

(C) a commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude;

(D) material failure to adhere to AXOGEN's or INC.'s corporate codes, policies or procedures which do not violate any applicable Federal, state or local law and have been adopted in good faith for a valid business purpose as in effect from time to time; or

(E) failure to meet reasonable performance standards as established by AXOGEN or INC.

For purposes of this Agreement, "Good Reason" shall mean Employee's resignation from employment upon or within ninety (90) days following a Change of Control, if AXOGEN or INC. is not the surviving entity, provided that Substantial Cause for termination of Employee's employment does not exist at the time of such resignation and the resignation is the result of the occurrence of any one or more of the following:

a)          the assignment to Employee of any duties inconsistent in any respect with her position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in Control of Employer or INC. or any other action of Employer or INC. which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by Employer or INC. promptly after receipt of notice thereof given by Employee;

b)         a reduction by AXOGEN in Employee's base salary as in effect on the date hereof and as the same shall be increased from time to time hereafter;

c)          the failure by AXOGEN to (i) continue in effect any material compensation or benefit plan, program, policy or practice in which Employee was participating at the time of the Change in Control of Employer or INC. or (ii) provide Employee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change in Control of Employer or INC. (or as in effect following the Change in Control of Employer or INC., if greater).

d)          Employee is required to perform a substantial portion of her duties at a facility which is more than 50 miles from the facility for which Employee performed a substantial portion of her duties immediately prior to the Change in Control.

(ii)       Termination not in Connection with a Change of Control. In the event of Employee's termination of employment by AXOGEN without Substantial Cause prior to a Change of Control, Employee shall be entitled to a severance payment consisting of: (A) twelve (12) months of Employee's base salary; and (B) an amount equal to any bonuses paid to Employee during the twelve (12) month period prior to Employee's termination of employment. Notwithstanding anything to the contrary contained in this Section 5(b)(ii), no severance payment will be owed to Employee if Employee is terminated by AXOGEN (with or without cause) within nine months of the first date of Employees employment with AXOGEN.

(c)          Payment of Severance. As a condition of receiving any severance under this section 5, Employee must sign (and not revoke) a reasonable, commercially standard separation, waiver and release agreement (to be prepared by Employer at the time of Employee’s termination containing legal terms,  but not negotiated terms related to settlement payments or other monetary provisions, consistent ( consistent being defined as at least two other severance agreements for AxoGen officers entered into with 3 years of each other) with other severance agreements) of all claims (known and unknown) against Employer and INC. arising out of or relating to her employment with Employer or termination thereof, excluding claims for severance under this section 5, as well as any other terms and conditions required by Employer. Payment of any severance for Employee will be made in a lump sum on the first payroll date following the 60th day following the date of Employee's termination of employment. Notwithstanding the foregoing, if the Employee is a "specified employee" on Employee's termination date, the postponement provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), as described in Section 8(n) below, shall apply, if applicable.

So long as Employer or INC. is subject to federal COBRA and Employee timely elects continuation coverage under COBRA, Employer or INC. shall pay the premiums for the Employee and her covered dependent's COBRA (i) for the first twelve (12) months of the COBRA continuation period, or (ii) until such time as the Employee obtains new employment that provides reasonable and comparable health care coverage (including without limitation, coverage of dependents), whichever period is shorter. Employee has the duty to immediately notify the applicable entity, in writing, if the event in (ii) above occurs.

5.          Surrender of Records and all Employer and INC. Property. Upon the termination of Employee's employment for any reason, whether by AXOGEN or Employee, Employee agrees to return to AXOGEN and INC., in good condition reasonable wear and tear excepted, (i) any and all equipment belonging to AXOGEN or INC. including, without limitation, computers, cell phones, and personal digital assistants, and (ii) any and all data, computer files, customer lists and contact information, documents and other materials in Employee's possession, or removed by Employee from AXOGEN's or INC.'s premises, whether now in Employee's possession or not, which materials were obtained in connection with Employee's employment with AXOGEN, including any and all copies (whether complete or partial) and extracts thereof, and (iii) any and all other AXOGEN property or Confidential Information and materials as they are defined in Employee's Invention Assignment and Confidentiality Agreement, in the Employee's control or possession.

6.        Miscellaneous Provisions.

(a)        Amendments to this Agreement only in Writing. The provisions of this Agreement and the attached Schedules and Exhibits shall only be amended, supplemented, or waived by a written agreement executed by both a duly authorized officer of AXOGEN and Employee.

(b)        Assignments. Employee shall not assign Employee's rights and/or obligations pursuant to this Agreement or the attached Schedules and Exhibits. AXOGEN may assign its rights and/or obligations pursuant to this Agreement and the attached Schedules and Exhibits at any time without prior notice to Employee. In the event of a Change of Control in which AXOGEN or INC. is not the surviving entity, any reference to AXOGEN or INC. shall be deemed to refer to the surviving entity.

(c)        Binding Effect. All of the terms and provisions of this Agreement and the attached Schedules and Exhibits, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

(d)        The Provisions of this Agreement are Severable. If any part of this Agreement, or any of the Schedules or Exhibits entered into pursuant to this Agreement, is contrary to, prohibited by, or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement and its Schedules and Exhibits shall not be so invalidated, and shall be given full force and effect so far as possible.

(e)       Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 1 through 6 shall survive and remain in effect beyond the execution and delivery of this Agreement in accordance with their respective terms of duration.

(f)       Waivers. The failure or delay of AXOGEN at any time to require performance by Employee of any provision of this Agreement or the attached Schedules and Exhibits, even if known, shall not affect the right of AXOGEN to require performance of that provision or to exercise any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits. Any waiver by AXOGEN of any breach of any provision of this Agreement or the attached Schedules and Exhibits shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits.

(g)       Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (i) hand-delivered by messenger or courier service; (ii) sent by an overnight-mail service (e.g. FedX or UPS); or (iii) mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, and addressed to:

If to Employee:

Employee's most current address on file with AXOGEN.

If to AXOGEN:	With a copy to: AXOGEN Corporation
AXOGEN Corporation	13631 Progress Blvd., Ste. 400
13631 Progress Blvd., Ste. 400	Alachua, FL 32615
Alachua, FL 32615 Attn: CEO	Attn: Human Resources

or to such other address as any party may designate by written notice complying with the terms of this section. Each such notice shall be deemed delivered (a) on the date delivered, if by personal delivery, or (b) on the date upon which the return receipt is signed, delivery is refused, or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(h)      Governing Law. This Agreement and the attached Schedules and Exhibits and all transactions contemplated by this Agreement or the attached Schedules and Exhibits shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of laws.

(i)       Jurisdiction and Venue. The Parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement and the attached Schedules and Exhibits occurred, or shall occur, in Alachua County, Florida, and the Parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of, or relating to, this Agreement or the attached Schedules and Exhibits shall be brought in the courts of record of the State of Florida in Alachua County, or the United States District Court, Northern District of Florida, Gainesville Division; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; (c) waive any objection which they may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agree that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

(j)       Remedies Available to Either Party Cumulative. No remedy conferred upon any party pursuant to this Agreement (or the attached Schedules and Exhibits) is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given pursuant to this Agreement (or the attached Schedules and Exhibits) now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy pursuant to this Agreement (or the attached Schedules and Exhibits) shall preclude any other or further exercise of such right, power or remedy.

(k)      Entire Agreement.  This Agreement and the attached Schedules and Exhibits represents the entire understanding and agreement between the Parties with respect to the subject matter contained herein and supersedes all other negotiations, understandings and representations (if any) made by and between the Parties.

(l)       Section and Paragraph Headings. Section and paragraph headings used throughout this Agreement and the attached Schedules and Exhibits are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or the attached Schedules and Exhibits.

(m)     Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The Parties acknowledge that each party contributed to its negotiations and is equally responsible for its preparation.

(n)      Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to the extent applicable, the Parties intend to administer this Agreement in a manner that is consistent with those requirements or an exception thereto, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that are considered deferred compensation under Section 409A of the Code and that are paid to a "specified employee" (as defined in Section 409A of the Code) upon separation from service shall be subject to a six (6) month delay, if required by Section 409A of the Code. If required by Section 409A of the Code, any amounts otherwise payable during the six (6) month period that commences on and follows the Employee's termination date shall be paid in one lump sum amount on the first payroll date following the six (6) month period following the Employee date of termination (or within thirty (30) days of the Employee's death, if earlier). For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" (within the meaning of such term under Section 409A of the Code). Each payment made under this Agreement shall be treated as a separate payment. In no event shall the Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements under this Agreement shall be provided in a manner that complies with Section 409A of the Code, if applicable. If required by regulations or other guidance issued under Section 409A of the Code or a court of competent jurisdiction, the provisions regarding payments hereunder shall be amended to provide for such payments to be made at the time allowed under such regulations, guidance or authority that most closely achieves the intent of this Agreement.

(o)       Liability Insurance. AXOGEN shall cover, at its sole cost and expense, the Employee under directors and officers liability insurance both during the term of this Agreement and for the one year period following the termination of this Agreement, in the same amount and to the same extent as AXOGEN covers its officers and directors.

[Signature Page Follows]

EMPLOYEE AND AXOGEN have executed this Agreement as of the 29th day of October 2018.

AXOGEN CORPORATION

/s/ Karen Zaderej
Name: Karen Zaderej
Title: Chairman, CEO and President

EMPLOYEE:

/s/Maria Martinez
Maria Martinez

SCHEDULE AND EXHIBIT LIST

Schedule 1 Duties of Employee

Schedule 2 Compensation and Benefits

Exhibit A - CONFIDENTIALITY, INTELLECTUAL PROPERTY,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

SCHEDULE 1

DUTIES OF EMPLOYEE

The duties of Employee with AXOGEN CORPORATION ("AXOGEN" or "Employer") are as follows:

1.         Employee's Title: AXOGEN hereby employs Employee as Chief Human Resources Officer, which title may change at AXOGEN's discretion.

2.         Employee's Duties: During employment with AXOGEN, Employee's duties will include, without limitation, the following:

(a)  Description of Duties. Employee shall perform all duties in connection with Employee's position, or as otherwise designated by AXOGEN, including, without limitation, the following duties:

•          Plan, develop, organize, implement, direct, and evaluate the organization's human resource function and performance.

•          Become an integral member in AxoGen’s business planning.

•          Be a trusted advisor to the AxoGen executive team providing knowledge, guidance and leadership.

•          Coach and influence across the AxoGen organization where needed.

•          Represent Human Resources in Board of Directors meetings and external functions.

•          Translate the strategic and tactical business plans into Human Resource strategic and operational plans.

•          Evaluate and advise on the impact of long range planning of new programs/strategies and regulatory action as those items impact the attraction, motivation, development, and retention of the people resources of AxoGen.

•          Embrace the mission, strategic vision and culture of AxoGen ensuring employees skills and behaviors are aligned via performance reviews, communication and other appropriate methods.

•          Develop innovative strategies across the Human Resources function to scale the business successfully.

•          Lead Human Resources team in developing talent acquisition strategies and implementing plans and programs to identify talent within and outside of AxoGen for positions of responsibility.

•          Develop progressive and proactive compensation and benefits programs with Human Resources team to provide motivation, incentives, and rewards for effective performance and to provide programs that utilize an employee and company partnership for the short and long-range health and welfare protection of the employees.

•          Develop programs to allow AxoGen to embrace applicants and employees of all backgrounds and to permit the full development and performance of all employees.

•          Continually assess the competitiveness of all programs and practices against the relevant comparable companies, industries, and markets.

•          Establish credibility throughout AxoGen with management and the employees in order to be an effective listener and problem solver of people issues.

•          Develop appropriate policies and programs for effective management of the people resources of AxoGen.  Included in this area, but not limited only to the following, would be programs for: employee relations, compliance, total rewards, external education, and career development.

•          Enhance and/or develop and implement human resource information systems that will improve the overall operation and effectiveness of AxoGen.

•          Manage the budget and other financial measures of the Human Resources department.

(b)     Report to AXOGEN Designated Manager.   Employee shall report to the CEO of AXOGEN.

(c)     No Other Business Activities.

(i)    Employee shall devote Employee's entire professional time, energy and skill to the performance of Employee's duties pursuant to the Agreement, the service of AXOGEN, and promotion of AXOGEN's interests. The Parties agree that Employee may not during Employee's employment, except as permitted in writing by AXOGEN, be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage including, without limitation, management or management consulting activities.

(ii)        Notwithstanding the preceding subsection, Employee may invest Employee's personal assets in businesses or real estate that are not in competition with AXOGEN or are in publicly traded entities where the form or manner of such investment will not require services on the part of Employee, and in which Employee's participation is solely that of a passive investor.  Further, AXOGEN agrees to Employee continuing in her capacity as Board Member, Good360 and member of Board of Managers, MGT Consulting, LLC.

SCHEDULE 2 COMPENSATION AND BENEFITS

Subject to the terms and conditions of the Executive Employment Agreement (the "Agreement"), Employee may be entitled to receive from AXOGEN Corporation ("AXOGEN" or "Employer") the following compensation and benefits:

1.         Base Salary.

(a)        Amount.   Employee's salary during employment with AXOGEN will be at the rate of

$325,000.00  (Three Hundred Twenty Five Thousand Dollars) annually, (the "Base Salary") effective upon execution and delivery of the Agreement and Employee's first day of employment with AXOGEN.

(b)        Payment. The Base Salary shall be payable in accordance with the existing payroll practices of AXOGEN, which practices may be changed by AXOGEN from time to time at its sole discretion. The Base Salary shall be subject to all appropriate withholding taxes.

(c)        Review of Base Salary. The Base Salary shall be reviewed by AXOGEN on an annual basis; however, AXOGEN reserves the right to increase or decrease the Base Salary at any time during the employment relationship in its sole discretion.

(d)        Additional Compensation. In addition to the Base Salary, Employee may also be eligible to receive stock options, benefits, paid vacations and holidays during Employee's Employment.

2.           Business Expenses and Reimbursements. Employee shall be eligible for reimbursement by AXOGEN in accordance with AXOGEN's normal reimbursement practices for ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties for AXOGEN, so long as Employee timely submits to AXOGEN accurate invoices and receipts of all expenses submitted for reimbursement pursuant to this section.

3.          Benefits. Employee will be permitted to participate in such benefit plans of AXOGEN that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans. Nothing herein shall be construed to require AXOGEN to institute or continue any particular plan or benefit. AXOGEN reserves the right to add, change, or eliminate any benefits at any time at its sole discretion.

4.         Vacations and Holidays. Employee will be entitled to paid vacation of 4 weeks per calendar year beginning in the calendar year 2019 and 3 weeks for the 2018 calendar year, prorated based on the date of this Agreement, and holidays in accordance with the holiday policies of AXOGEN in effect for its employees from time to time. Vacation must be taken by Employee at such time or times as reasonably approved by AXOGEN.

5.         Bonus.

(a)        Calculation. During the Employment Period, Employee may receive a bonus based on an AXOGEN bonus plan, as determined by AXOGEN in its sole discretion. Bonus for 2018 will be pro rated based on Employee start date and her target rate set at 45% of salary subject to the conditions of such bonus as established by the AXOGEN Board of directors.

(b)        Payment. The Bonus if paid shall be paid in accordance with, and subject to, the normal payroll policies of AXOGEN with respect to similar forms of compensation, including, without limitation, being subject to all appropriate withholding taxes.

6.         Compensation Review. AXOGEN shall, from time to time, but no less frequently than annually, review Employee's compensation (including benefits) and may, in its sole discretion, increase, or decrease, or eliminate any or all of the benefits. Any such increase or decrease in the compensation package shall be valid only if in writing, executed by a duly authorized officer of AXOGEN, and such writing shall constitute an amendment to this Paragraph 6 (and to the Agreement and any applicable Schedules or Exhibits) solely as to the benefits, without waiver or modification of any other terms, conditions or provisions of the Agreement.

7.          No Other Compensation. Employee agrees that the compensation and benefits set forth in the Agreement, this Schedule 2,  the employee stock option agreement with respect to 40,000 shares of common stock and performance stock unit agreement for 5,500 shares  of even date herewith are the sole and exclusive compensation and benefits to which

Employee is entitled pursuant to the Agreement, this Schedule 2 and the stock option and performance stock unit agreements, and that Employee shall have no rights to receive any other compensation or benefits of any nature from AXOGEN.

EXHIBIT A OF EMPLOYMENT AGREEMENT

(Document Content on Following Page)

CONFIDENTIALITY, INTELLECTUAL PROPERTY,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (this “Agreement”) is effective as of October 29, 2018 (the “Effective Date”) by and between AxoGen Corporation, having a place of business at 13631 Progress Blvd., Suite 400, Alachua, FL 32615 (“AxoGen”) and Maria Martinez (“Employee”).  AxoGen and Employee may each be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS,  AxoGen is a global leader in developing, marketing, selling and distributing surgical solutions for peripheral nerve damage or discontinuity and has spent substantial time, resources and monies developing its Confidential Information (as defined below);

WHEREAS, Employee has accepted employment with or is currently an employee of AxoGen who will or does, as the case may be, receive certain compensation and other employment-related benefits from AxoGen in return for Employee performing Employee’s job duties and responsibilities;

WHEREAS, during Employee’s employment Employee will be provided with periodically supplemented Confidential Information, including trade secrets, as well as the opportunity to contribute to the creation and/or maintenance of Confidential Information;

WHEREAS, Employee recognizes that AxoGen’s Confidential Information is an important and valuable asset to AxoGen and that AxoGen has a legitimate business interest in protecting these assets;

WHEREAS, Employee recognizes that AxoGen’s relationships with AxoGen Customers and its goodwill AxoGen customers are important and valuable assets to AxoGen and that AxoGen has a legitimate business interest in protecting those assets; and

WHEREAS, in consideration for Employee’s initial employment or continued employment, as the case may be, with AxoGen, Employee agrees to abide by the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, including initial or continued employment, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1.          DEFINITIONS.

The following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Section 1.

 “AxoGen Customers” means accounts, customers, physicians, hospitals, acute surgical care centers, group purchasing organizations, integrated delivery networks or other clients that: (a) have purchased AxoGen products during the prior one (1) year; or (b) have received or requested a proposal to purchase AxoGen products during the prior one (1) year.

“Competing Organization” means any person or organization which is engaged in or about to become engaged in research on, consulting regarding, or development, production, marketing or selling of a Competing Product including, but not limited to, the organizations identified on Schedule 1 attached hereto.

“Competing Product” means any product, process, technology, machine or invention of any person or organization other than AxoGen in existence or under development which is similar to, resembles, competes with, is substitutable for, or is intended to be similar to, resemble, compete with, or be substitutable for a product, process, technology, machine or invention of AxoGen.

“Confidential Information” means AxoGen’s confidential, proprietary, trade secret or any other non-public information, including without limitation: (a) AxoGen Customers; (b) actual or potential vendors, suppliers, distributors or referral sources; (c) products, product know-how, product manufacturing and distribution systems and processes, product technology, product development plans and strategies; (d) marketing and sales strategies and plans, product pricing policies, offerings and structures; (e) business and financial information of a non-public nature (e.g., strategy plans, forecasts, budgets); (f) employee, personnel or payroll policies, records and information; (g) corporate development strategies including acquisitions, divestitures, growth plans and other plans; (h) inventions, research and development activities; and (i) information disclosed to AxoGen in confidence belonging to third parties.  Confidential Information does not include information that is or becomes part of the public domain through no fault of Employee.

“Copyrightable Works” means all works of authorship, fixed in any tangible medium of expression known or later developed, including but not limited to writings, reports, articles, white papers, compilations, summaries, graphics, computer programs, user interfaces, drawings, designs, documentation and publications.

“Intellectual Property” means all inventions, patents, patent applications, designs, discoveries, ideas, innovations, improvements, know-how, trade secrets, methods, processes, specifications, procedures, trademarks, certifications, and invention disclosures, whether patentable or not.

“Material Contact” means (i) any interaction between Employee and an AxoGen Customer which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of AxoGen, (ii) any AxoGen Customer whose dealings with AxoGen were coordinated or supervised by Employee, (iii) any AxoGen Customer about whom Employee obtained Confidential Information in the ordinary course of business as result of Employee’s association with AxoGen, or (iv) any AxoGen Customer who receives product or services from AxoGen, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee, all within the last year of Employee’s employment with AxoGen (or during Employee’s employment if employed less than a year).

2.          CONFIDENTIAL INFORMATION AND PROPERTY.

2.1.       Non-Disclosure of Confidential Information.  Employee acknowledges that the Confidential Information is of great value to AxoGen, that AxoGen has legitimate business interests in protecting its Confidential Information, and that the disclosure to anyone not authorized to receive such information, including any Competing Organization, will cause irreparable injury to AxoGen.  Employee agrees: (a) not to make use of the Confidential Information for any purpose other than is necessary to perform Employee’s duties while an employee of AxoGen; and (b) not to disclose, use, disseminate, identify, or publish Confidential Information for five (5) years after the termination of Employee’s employment with AxoGen for any reason.  Notwithstanding the foregoing, Employee agrees not to, and shall not for any reason disclose, use, disseminate, identify or publish Confidential Information that is an AxoGen trade secret, as long as that Confidential Information remains a trade secret and does not become publicly known through no fault of Employee.

2.2.       Return of Confidential Information and AxoGen Property. Upon termination of Employee’s employment with AxoGen for any reason, or at any time as AxoGen requests, Employee will promptly return to AxoGen all Confidential Information and other tangible property that belongs to AxoGen in Employee’s possession; such tangible property includes but is not limited to: all keys and security and credit cards; all products, product samples, computers, cellular phones and other electronic devices; and all customer and account files, price lists, product information, training manuals, advertising and promotional materials, handbooks and polices (in physical or electronic format).  Employee shall not retain possession of any copies of correspondence, memoranda, reports, notebooks, drawings, photographs notes, research and scientific data, and tangible communications concerning the same, or other documents in any form whatsoever (including information contained in computer memory or any portable storage device (e.g., a “thumb drive”) relating in any way to the Confidential Information obtained by or entrusted to Employee during Employee’s employment with AxoGen.

2.3        Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833, Employee acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by AxoGen for reporting a suspected violation of law, Employee shall not have criminal or civil liability under any federal or state trade secret law if Employee discloses the trade secret to Employee’s attorney and (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

3.          RESTRICTIVE COVENANTS.

3.1.       Employee Acknowledgment.

(a)         Employee acknowledges that: (a) Employee’s position and employment with AxoGen gives Employee access to and knowledge of AxoGen Customers and its vendors, suppliers, distributors or referral sources (collectively, “AxoGen Business Partners”), which represent important and unique business assets that have resulted from a significant investment of time, resources and monies by AxoGen; (b) Employee would cause AxoGen great loss, damage and immediate irreparable harm if Employee were to engage in unfair or unlawful competitive activity by improperly using or disclosing any information related to AxoGen Business Partners for Employee’s own benefit or for the benefit of any Competing Organization.

(b)         Employee acknowledges and agrees that the restrictions contained in this Section 3, are reasonable and necessary to protect AxoGen’s legitimate business interests, promote and protect the purpose and subject matter of this Agreement and Employee’s employment, and deter any potential conflict of interest. Employee agrees that Employee knows of no reason why any restriction contained in this Section 3 is not reasonable and enforceable and that all such restrictions are necessary and reasonable to protect AxoGen’s interests.   Employee also acknowledges and agrees that the restrictions contained in this Section 3 will not impair or infringe upon Employee’s right to work or earn a living when Employee’s employment with AxoGen ends.

3.2        Non-Compete.

(a)         During Employee’s employment with AxoGen and for a period of one (1) year following the termination of Employee’s employment with AxoGen for any reason, Employee will not work for (as an employee, consultant, contractor, agent or otherwise) or render services directly or indirectly to any Competing Organization whereby the services Employee would provide for, to, or on behalf of the Competing Organization (i) are the same as or similar to those services that Employee provided for, to, or on behalf of AxoGen during Employee’s employment, (ii) involve the development, sale, marketing, or distribution of a Competing Product, or (iii) could enhance the use or marketability of a Competing Product. This restriction covers (i) the United States, (ii) any state or territory in which AxoGen is engaged in its business at the time of and during the year prior to Employee’s separation from AxoGen, and (iii) any state or territory in which Employee was providing services for AxoGen at the time of and during the year prior to Employee’s separation from the Company.

(b)         The restrictions herein shall not prohibit Employee from accepting employment with a Competing Organization whose business is diversified and which is, as to that part of its business in which Employee accepts employment, not a Competing Organization. If Employee accepts employment with a Competing Organization, Employee will provide AxoGen written assurances satisfactory to AxoGen that Employee will not render services, directly or indirectly, for the time period herein in connection with any Competing Product.

3.3        Non-Solicitation of Employees and AxoGen Business Partners.

(a)         During Employee’s employment with AxoGen and for a period of two (2) years following the termination of Employee’s employment with AxoGen for any reason, Employee will not in any capacity, directly or indirectly, solicit, induce or influence, or attempt to solicit, induce or influence, any person engaged as an employee, independent contractor, or agent of AxoGen to terminate his or her employment and/or business relationship with AxoGen or do any act which may result in the impairment of the relationship between AxoGen and its employees, independent contractors or agents.

(b)         During the term of Employee’s employment with AxoGen and for a period of one (1) year following the termination of Employee’s employment with AxoGen for any reason, Employee will not in any capacity, directly or indirectly: (i) solicit, contact, accept solicited business from, provide competitive services to, or sell any Competing Product to an AxoGen Customer; (ii) divert, entice or otherwise take away from AxoGen the business or patronage of any AxoGen Business Partner; or (iii) solicit or induce any AxoGen Business Partner to terminate or reduce its relationship with AxoGen or otherwise interfere with AxoGen’s relationship with any AxoGen Business Partner.  This restriction applies only to those AxoGen Customers and AxoGen Business Partners with whom Employee had Material Contact.

3.4        New Employer Notification.  To enable AxoGen to monitor Employee’s compliance with the obligations set forth in this Agreement, Employee agrees to notify AxoGen in writing before commencing employment with a new employer; such notification shall include the identify of Employee’s new employer, job title and responsibilities.  Employee will continue to notify AxoGen, in writing, any time Employee accepts or changes employment during the time periods set forth in this Section 3. Employee agrees that AxoGen is permitted to contact any new or prospective employer regarding Employee’s obligations owed to AxoGen.

3.5        Modification of Non-Compete and Non-Solicitation Provisions.  The parties agree that a court of competent jurisdiction may modify any invalid, overbroad or unenforceable term of this Section 3 so that such term, as modified, is valid and enforceable under applicable law; such court is also authorized to extend the time periods set forth in this Section 3 for any period of time in which Employee is in breach of this Agreement or as necessary to protect the legitimate business interests of AxoGen. If a court of competent jurisdiction determines that any term of this Section 3 is invalid, overbroad, or unenforceable, in whole or in part, and cannot be modified as set forth in the prior sentence to make such term valid and enforceable under applicable law, the Parties agree that any such term, in whole or in part as the case may, shall be severable and the remainder of this Section 3 and this Agreement shall nevertheless be enforceable and binding on the Parties.

4.          INVENTIONS.

4.1.       Disclosure of Developments.  Employee agrees that during and subsequent to Employee’s employment with AxoGen, Employee will promptly disclose and furnish complete information to AxoGen relating to all inventions, improvements, modifications, discoveries, methods and developments, whether patentable or not, made or conceived by Employee or under Employee’s direction during Employee’s employment whether or not made or conceived during normal business hours or on AxoGen premises.

4.2        Ownership of Intellectual Property.

(a)         Employee agrees to assign and hereby does assign to AxoGen all right, title and interest including goodwill and intellectual property rights worldwide in and to any and all Intellectual Property made, conceived, developed, reduced to practice or authored by Employee alone or with others for Employer during the course of Employee’s employment, whether conceived, developed or reduced to practice, which are within the scope of AxoGen’s actual or anticipated research and development business.

(b)         AxoGen’s rights in Section 4.2(a) above shall not apply to any Intellectual Property conceived and developed without the use of AxoGen’s equipment, supplies, facilities and trade secret information and which was developed entirely on Employee’s own time, or prior to employment by AxoGen or is subject to the ownership rights of others (such as Employee’s prior employer), unless (a) the Intellectual Property relates (i) directly to AxoGen’s business; (ii) to AxoGen’s actual or anticipated research and development; (iii) the Intellectual Property results from or relates to any work performed by Employee for AxoGen.

(c)         Employee agrees that AxoGen shall have a non-exclusive, fully paid-up, sublicensable, irrevocable worldwide license to use for all purposes any Intellectual Property within the scope of AxoGen’s actual or anticipated business but not assigned to AxoGen pursuant to Section 4.2(b), unless such a license is prohibited by statute or by a court of last resort and competent jurisdiction.

4.3        Copyrightable Works.  Employee acknowledges that all Copyrightable Works shall to the fullest extent permissible be considered “works for hire” in the United States as defined in the U.S. Copyright Laws and in any other country adhering to the “works made for hire” or similar notion.  All such Copyrightable Works shall from the time of creation be owned solely and exclusively by AxoGen throughout the world.  If any Copyrightable Work or portion thereof shall not be legally qualified as a work made for hire in the United States or elsewhere or shall subsequently be held to not be a work made for hire, Employee agrees to assign and does hereby assign to AxoGen all Employee’s right, title and interest to the Copyrightable Works and all registered and applied for copyrights therein.  Employee hereby waives any moral rights which Employee may hold in any existing or future Copyrightable Works or other Intellectual Property as an author worldwide and hereby consents to any action of AxoGen that would violate its moral rights in the absence of such consent.

4.4        License. In the event that any of the rights in any Copyrightable Works or other Intellectual Property (“Intellectual Property Rights”) cannot be transferred to AxoGen pursuant to the terms of this Agreement, Employee hereby (i) unconditionally and irrevocably waives the enforcement of any Intellectual Property Rights retained by Employee, and all claims and causes of action of any kind against AxoGen with respect to those rights; and (ii) grants to AxoGen an irrevocable, perpetual, fully paid-up, transferable, sublicensable, royalty-free, exclusive worldwide right and license to use, reproduce, distribute, display, perform, prepare derivative works of, modify, enforce, and otherwise use and exploit all or any portion of such existing and future Intellectual Property Rights.

4.5        Causes of Action. Employee further irrevocably assigns to AxoGen all causes of action, including accrued, existing and future causes of action, arising out of or related to the Intellectual Property Rights.

4.6        Cooperation.  When requested to do so by AxoGen, either during or subsequent to Employee’s employment with AxoGen, Employee shall: (a) execute all documents requested by AxoGen for the vesting in AxoGen of the entire right, title and interest in and to the Intellectual Property and Confidential Information, and all patent, copyright, trademarks or other applications filed and issuing on the Intellectual Property; (b) execute all documents requested by AxoGen for filing and obtaining of patents, trademarks or copyrights; and (c) provide assistance that AxoGen reasonably requires to protect its right, title and interest in the Intellectual Property and Confidential Information.  Employee acknowledges that the obligations herein shall continue beyond the termination of Employee’s employment with AxoGen with respect to Intellectual Property conceived, authored or made by Employee during Employee’s period of employment and shall be binding on Employee’s executors, administrators or other legal representatives.

4.7        Prior Intellectual Property.  Attached as Schedule 2 is a complete list, if any, of all of Employee’s Intellectual Property made, conceived or first reduced to practice by Employee, alone or jointly with others, prior to Employee’s employment with AxoGen (“Prior Intellectual Property”).  If in the course of Employee’s employment with AxoGen Employee incorporates into an AxoGen product, process or machine any Prior Intellectual Property, then Employee hereby grants, and agrees to grant, AxoGen a non-exclusive, royalty-free, irrevocable, perpetual, transferable, sublicensable worldwide license to make, modify, use and sell such Prior Intellectual Property as part of or in connection with such product, process or machine. Notwithstanding the foregoing, Employee agrees not to, and shall not, use at or on behalf of AxoGen any Prior Intellectual Property that would be in violation of Section 5.3 of this Agreement.

5.          EMPLOYEE REPRESENTATIONS.

5.1.      Performance.  During Employee’s employment with AxoGen, Employee shall devote Employee’s best efforts, attention and energies to the performance of Employee’s duties as an employee of AxoGen.

5.2        Code of Conduct; Conflicts of Interest.  Employee agrees to adhere to AxoGen’s Code of Conduct, including but not limited to the provisions regarding Conflicts of Interest.  Employee will not engage in any activity or have any outside interest that could interfere with the satisfactory performance of Employee’s duties or be detrimental to AxoGen or be engaged in any other occupation or activity that conflicts with Employee’s obligations to AxoGen.  Employee agrees to promptly notify AxoGen of any potential conflict of interest.

5.3.       Agreements with Prior Employers.  Employee has not signed any non-competition, non-solicitation, or other agreement that Employee has not disclosed to AxoGen that prohibits Employee from being employed by AxoGen, fully performing Employee’s duties or fully providing services to or on behalf of AxoGen during Employee’s employment or assigning works and ideas to AxoGen (“Prior Non-Compete Agreement”).  Employee has not and will not disclose to AxoGen or use for AxoGen’s benefit any information that to Employee’s knowledge is proprietary or confidential to any of Employee’s prior employers without proper consent from the prior employer.  If Employee has signed a Prior Non-Compete Agreement with a prior employer, Employee has provided a copy of such agreement to AxoGen’s Human Resources Department under separate cover.

5.4        At-Will Employment.  Employee acknowledges that this Agreement does not obligate Employee to remain employed by AxoGen nor does it confer upon Employee the right to continued employment by AxoGen.  Employee and AxoGen each have the right to terminate the employment relationship at any time, for any reason or no reason, with or without notice and with or without cause.

6.          MISCELLANEOUS.

6.1.       Inside Information.  Employee hereby acknowledges that Employee is aware (and that Employee’s representatives who are apprised of this matter have been advised) that the United States securities laws prohibit Employee and any person or entity that has received material non-public information about AxoGen from Employee (“Inside Information”) from purchasing or selling securities of AxoGen or from communicating such information to any person under circumstances under which such other person may purchase or sell securities of AxoGen.

6.2        Essence of the Agreement.  The restrictive covenants set forth in Sections 2-4 are the essence of this Agreement and they shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement.  The existence of any claim or cause of action of Employee against AxoGen, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Employee or AxoGen may have against the other, will not constitute a defense to the enforcement by AxoGen against Employee of the restrictive covenants set forth in Sections 2-4.  AxoGen shall not be barred from enforcing the restrictive covenants set forth in Sections 2-4 by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with Employee.

6.3.       Entire Agreement; Prior Agreements.  This Agreement including its Schedules sets forth the entire agreement between the Parties as it relates to the subject matter of this Agreement; this Agreement supersedes and replaces prior agreements between Employee and AxoGen with respect to the subject matter addressed in the Agreement.  The provisions of this Agreement shall not be amended, supplemented, waived or changed orally; any such alteration shall only be valid through a written amendment to this Agreement signed by both Parties.

6.4        Severability.  This Agreement shall be enforceable to the fullest extent allowed by law.  In the event that a court holds any provision of this Agreement to be invalid or unenforceable, the Parties agrees that, if allowed by law, that provision shall be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

6.5.       Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.  This Agreement may not be assigned by Employee.

6.6.       Injunctive Relief.  Employee acknowledges that because of the difficulty of measuring economic losses to AxoGen as a result of a breach or threatened breach of any of the covenants in this Agreement, and because of the immediate and irreparable damage that would be caused to the Company and for which monetary damages would not be a sufficient remedy and which harm would not be fully or adequately compensated by recovery of damages alone, the Parties agree that, in addition to all other remedies or damages that may be available to AxoGen hereunder and at law or in equity,  in the event of a breach or a threatened breach by Employee of any covenants in this Agreement, AxoGen shall be entitled to specific performance and injunctions restraining such breach, without being required to post any bond or other security.

6.7.       Disputes and Litigation.  In the event of any dispute or litigation between or among the Parties with respect to this Agreement, the prevailing party shall be entitled to its costs and expenses, including reasonable attorneys’ fees and costs.

6.8.       Governing Law; Jurisdiction and Venue and Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida. The Parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Alachua County, Florida.  The Parties further agree that in any dispute between them relating to this Agreement, exclusive venue shall be in the Circuit Court of the Eighth Judicial Circuit, in and for Alachua County, Florida, or the United States District Court, Northern District of Florida, Gainesville Division.  Each of the Parties hereby consents to the exclusive jurisdiction of such courts in any such civil action or legal proceeding and waives any objection to the venue of or jurisdiction in any such civil action or legal proceeding in such courts.  Service of any court paper may be effectuated on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.  The Parties further agree to waive any right to a trial by jury should any action be brought to enforce this Agreement.

6.9.       Counterparts; Transmission.  This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same document.  This Agreement may be executed by facsimile or electronic transmission.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

AXOGEN CORPORATION		EMPLOYEE

By	/s/ Karen Zaderej	/s/Maria Martinez

Name:	Karen Zaderej	Name: Maria Martinez

Title:	Chairman, CEO and President

Schedule 1

Competing Organizations

Amniox Medical Inc.

Applied Biologics Inc.

Baxter International, Inc.

Checkpoint Surgical Inc.

Guangzhou Zhongda Medical (China)

Integra LifeSciences Inc.

Medovent GmbH

MiMedx Group Inc.

Neuraptive Therapeutics

Polyganics B.V.

Stryker Corporation

Vivex Biomedical Inc.

Schedule 2

List of Prior Intellectual Property

N/A